Exhibit 8.1


                        List of Significant Subsidiaries.

The following is a list of Ispat International N.V.'s significant subsidiaries, each wholly-owned indirectly through intermediate holding companies:

o    Ispat Inland, incorporated in the United States;
o    Ispat Mexicana, incorporated in Mexico;
o    Ispat Sidbec, incorporated in Canada;
o    Caribbean Ispat, incorporated in Trinidad and Tobago;
o    Ispat Europe Group, incorporated in Luxembourg;
o    Ispat Hamburg, incorporated in Germany;
o    Ispat Ruhrort, incorporated in Germany;
o    Ispat Hochfeld, incorporated in Germany; and
o    Ispat Unimetal, incorporated in France.